Exhibit 10.3

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of March 12, 2017, between Intel Corporation, a Delaware corporation, and its subsidiaries, affiliates, successors, or assigns (collectively, the “Purchaser”), and Prof. Amnon Shashua (the “Equityholder”).

RECITALS

A.    The Purchaser and MobilEye N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”) are parties to that certain Purchase Agreement dated as of March 12, 2017 (the “Purchase Agreement”) pursuant to which the Company shall become a wholly-owned subsidiary of the Purchaser; the transactions contemplated under the Purchase Agreement are hereinafter collectively referred to as the “Transaction”.

B.    The parties acknowledge and agree that a material aspect of the Purchaser’s decision to enter into the Purchase Agreement is the acquisition of the goodwill, know-how and continued service of its key employees for the purpose of carrying on the Business following the Closing, and that as a founder, equityholder and director of the Company, the Equityholder has had access to the trade secrets and confidential information related to the Business (as defined below).

C.    As of the date hereof, the Equityholder holds the number of ordinary shares of the Company and options covering additional ordinary shares of the company, in the amounts and percentages of the Company as set forth on Schedule 1 attached hereto (collectively, the “Company Equity Interest”).

D.    The Equityholder has been offered and has accepted continued employment with the Purchaser contingent upon the Closing and is entering into an amendment to that certain employment agreement by and between the Equityholder and the Company dated as of March 12, 2017 (the “Amended Employment Agreement”), which Amended Employment Agreement the Equityholder shall enter into with the Purchaser contemporaneously with the Purchase Agreement and which will be effective upon the Closing and is conditional upon certain terms, including the Closing and the signing of this Agreement.

E.    In light of the foregoing, as a condition and material inducement for the Purchaser to enter into the Purchase Agreement and consummate the Transaction, and to preserve the value and goodwill of the Business being acquired by the Purchaser pursuant thereto, the Purchase Agreement contemplates, among other things, that the Equityholder will enter into this Agreement contemporaneously with execution of the Purchase Agreement and that this Agreement will become effective as of the Closing.

F.    The parties acknowledge and agree that (i) the Purchaser has agreed in the context of the Purchase Agreement to pay significant consideration to the shareholders of the Company, including a significant premium on the current value of the Company and the value of the Company’s shares, which will result in a direct and substantial benefit to the Equityholder as a holder of shares or rights to shares of the Company, in consideration for the Equityholder’s agreement to enter into this Agreement, and in particular the undertakings, covenants and restrictions contained herein, (ii) the amount of consideration payable by the Purchaser to Equityholder as a holder of shares or rights to shares of the Company has been calculated to include special and sufficient consideration for the covenants not to compete and solicit set forth in this Agreement below, and (iii) such covenants are necessary to protect the Purchaser’s investment in the Company’s trade secrets and confidential and proprietary information, and the breach of the Equityholder’s undertakings, covenants and restrictions herein will result in irreparable harm and considerable damages to the Purchaser and its affiliates, including, without limitation, with respect to the amount of the premium and consideration paid to the Equityholder in the context of the purchase of the Company Equity Interest.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, agreements, representations and warranties set forth herein, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Effective Time. This Agreement shall be effective only upon the Closing. If the Closing does not occur, this Agreement will be null and void and shall have no effect whatsoever.

2.    Defined Terms. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)    “Business” shall mean the research, development and commercialization of products, services or technologies for vehicles, where such products, services or technologies relate to computer vision, machine vision or other sensor processing, machine learning, sensor fusion, artificial intelligence, HD mapping, localization and guidance for such vehicles, including Advanced Driver Assistance Systems, autonomous vehicles, and software, data and hardware components for such products, services or technologies.

(b)    “Restricted Period” shall mean the period beginning at and as of the Closing and ending on the date that is 18-months following the Equityholder’s separation from employment with the Company; provided that Equityholder’s separation from employment with the Company occurs on or before the three (3)-year anniversary of the Closing, which period is a reasonable approximation of the minimum length of time necessary for the Purchaser to complete the development of safe, autonomous vehicles and the technologies, systems and products related to such vehicles.

(c)    “Restricted Territory” shall mean each and every country, province, state, city, or other political subdivision of the world in which the Company is currently engaged in the Business or otherwise preparing, proposing or targeting to engage in the Business, and for the avoidance of doubt, shall include, without limitation, the United States and Israel.

3.    Covenant Not to Compete.

(a)    The Equityholder acknowledges that during the course of the Equityholder’s relationship, service and employment with the Company, the Equityholder has received and has been privy to intellectual property and confidential information, including trade secrets and know-how, related to the Business, and will continue to receive and be privy to intellectual property and confidential information, including trade secrets and know-how, related to the Business as well as that of the Purchaser during the course of the Equityholder’s employment with the Purchaser following the Transaction. The Equityholder further acknowledges that the Purchaser has a legitimate interest in ensuring that all such intellectual property and confidential information, including trade secrets and know-how, remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such intellectual property and confidential information, including trade secrets and know-how, and to preserve the value and goodwill of the business being acquired by the Purchaser pursuant to the Purchase Agreement, the Equityholder agrees that, at all times during the Restricted Period, the Equityholder shall not, directly or indirectly:

(i)    engage or participate in the research, development or commercialization of any technologies, products or services in or competitive to the Business (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, trustee, officer, director or manager) or have an ownership or financial interest in any person or entity engaged in the Business, in each case, anywhere in the Restricted Territory; provided that this shall not preclude the Equityholder from owning a stock interest not greater than 1% in a publicly traded company, so long as he has no active role in such company as an employee, agent, consultant, advisor, independent contractor, principal, trustee, officer, director, manager or otherwise; or

(ii)    take any action with the objective of, or that would reasonably be expected to result in, interfering with or negatively affect the Business of the Purchaser or solicit or attempt to solicit the business of any person or entity that is, or was within the 12 months prior to the solicitation, a customer or client of the Purchaser, for the purpose of selling any products or services competitive with the Business.

The phrase “directly or indirectly” as used herein, includes, for purposes of clarification, but is not limited to, (A) engaging in or participating in the Business, (B) having an ownership or financial interest in a person engaged in the Business through one or more intermediaries under circumstances where the Equityholder provides advice or guidance on behalf of or for the benefit of such intermediary or intermediaries or any portfolio company of such intermediary or intermediaries, in either case, that engages in or participates in the Business, (C) forming any entity in order to engage in or participate in the Business, and (D) contacting marketing, channel or technology partners of the Purchaser on behalf of any person engaged in the Business (for any of the purposes set forth in (i) or (ii) above).

(b)    The covenants set forth in Section 3(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants set forth in Section 3(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of Section 3(a) hereof are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(c)    During the Restricted Period, the Equityholder agrees that it will not (i) make any Disparaging remarks, comments or statements, whether written or oral, to any third party about the Purchaser, the Company or any of the Purchaser’s affiliates, including the business of the Company and other affiliates of the Purchaser as carried on by the Purchaser and its affiliates following the Closing (“Disparaging” remarks, comments or statements are those that, directly or indirectly, impugn the quality, character, honesty, integrity or morality or business acumen or abilities of products, services or individuals in connection with any aspect of the business activity, individual or entity being disparaged) or (ii) directly or indirectly, tortiously interfere with, or induce or attempt to induce the cessation of any past, present or prospective relationship, contractual or otherwise, between the Company or any of the Purchaser’s other affiliates, including the business of the Company and the Purchaser as carried on by the Purchaser and its affiliates following the Closing, on the one hand, and any of their respective customers, partners, suppliers, employees or shareholders, on the other hand. The Equityholder further represents and warrants that his employment by or association with the Purchaser following the Closing will not violate any agreement between the Equityholder and any third parties.

(d)    The Equityholder acknowledges that:

(i)    the Equityholder is familiar with the foregoing covenant not to compete; (ii) the covenant set forth in Section 3(a) hereof represents only a limited restraint and allows the Equityholder to pursue the Equityholder’s livelihood and occupation without unreasonable or unfair restrictions; and (iii) the Equityholder’s agreement as set forth herein is necessary to preserve the value and goodwill of the Business for the Purchaser following the Closing of the Transaction and the intellectual property and confidential information, including trade secrets and know-how, of the Purchaser, including the intellectual property and confidential information, including trade secrets and know-how, related to the Business. The Equityholder represents that the Equityholder is fully aware of the Equityholder’s obligations hereunder, and acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and the Purchaser are engaged in a highly competitive industry, (B) the Equityholder has unique access to, and will continue to have access to, the intellectual property and confidential information, including trade secrets and know-how, related to the Business, including the plans and strategies (and, in particular, the competitive strategies) of the Purchaser related to the Business, (C) in the event the Equityholder’s employment with the Purchaser ended, the Equityholder would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (D) this Agreement provides no more protection than is necessary to preserve the legitimate interests of the Purchaser interests in the goodwill, intellectual property and confidential information including, trade secrets and know-how, related to the Business.

The Equityholder acknowledges that he will be subject to the Purchaser’s confidential information and intellectual property protection policies, and agrees to comply with such policies. The Equityholder acknowledges that the Invention Assignment Agreement, Technology Transfer Agreement and Amendment No. 1 to the Technology Transfer Agreement, each of which were entered into by and between the Equityholder and the Company, (collectively, the “Invention and Technology Agreements”) shall continue to govern. The Equityholder agrees that any breach by him during the Restricted Period of his obligations under the Invention and Technology Agreements shall also be deemed a breach of this Agreement.

Pursuant to 18 U.S.C. § 1833(b), the Equityholder will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or the Purchaser that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Equityholder files a lawsuit for retaliation by the Company or the Purchaser for reporting a suspected violation of law, the Equityholder may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Equityholder has with the Company or the Purchaser shall prohibit or restrict him from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(e)    For the avoidance of doubt, the Equityholder’s obligations under this Agreement are distinct from and independent of any undertakings, obligations and duties that Equuityholder may have to the Company and/or the Purchaser by virtue of his employment or services he may provide to the Company and/or the Purchaser and such obligations shall remain in effect if the Equityholder’s employment and/or other engagement with the Company and/or the Purchaser is terminated for any or no reason.

4.    Covenant Not to Solicit. At all times during the Restricted Period, the Equityholder shall not, directly or indirectly, solicit, encourage, attempt to solicit or encourage or take any other action which is intended to solicit, encourage or otherwise induce any employee or any other service provider of the Purchaser or any of its related entities to (a) terminate employment or engagement with the Purchaser, or otherwise adversely affect such individual’s relationship with the Purchaser, or (b) engage in any action in which the Equityholder would, under the provisions of Section 3 hereof, be prohibited from engaging.

5.    Notification of Future Employment or Engagement. Prior to the commencement by the Equityholder of employment or engagement as a consultant, contractor or partner with any third party during the Restricted Period, or if the Equityholder interviews with a third party during the Restricted Period to commence employment or perform services for such third party during the Restricted Period, the Equityholder shall promptly notify the Purchaser of such activity and furnish such new employer or service recipient with a copy of this Agreement. The Equityholder understands and agrees that the Purchaser has the right to provide any third party with a copy of this Agreement and/or an opinion about the interpretation and/or application of this Agreement; the Equityholder consents to such actions and communications, and agrees not to assert a claim for interference or any other wrongdoing by the Purchaser as a result of such actions or communication.

6.	Miscellaneous.

(a)    Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person or sent via electronic mail, (ii) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing) or (iii) delivered by an express courier (with written confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser to:	Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention: Steve Rodgers
General Counsel
Email: Steve.R.Rodgers@intel.com

If to the Equityholder to:	Prof. Amnon Shashua
c/o MobilEye Vision Technologies Ltd.
13 Hartom St. Jerusalem
Israel 9777513
Email: Amnon.Shashua@mobileye.com

(b)    Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement (including, for the avoidance of doubt, any dispute regarding arbitrability or interpretation of this arbitration procedure) or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered in New Castle, County, Delaware by the International Centre for Dispute Resolution in accordance with its then-current International Dispute Resolution Procedures (available online at icdr.org), except as modified herein, as well as any requirements imposed by the U.S. Federal Arbitration Act or Delaware law, as applicable. If, for any reason, the arbitration cannot or will not be administered in New Castle County, Delaware, the parties agree that the arbitration shall be administered in London, England. The arbitration shall be conducted using, and any related documentation shall be transcribed in, the English language, unless the parties mutually agree in writing to have the arbitration conducted or transcribed in another language. The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final and binding award on the subject matter of the measures and shall be enforceable as such. Judgment upon the award entered by the arbitral tribunal may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, any remedy or relief granted by the arbitral tribunal shall not preclude the parties’ right to seek injunctive and other provisional relief in a court of competent jurisdiction. In the event that any such award (in whole or in part) or any provision of this Agreement becomes or is declared by an arbitrator or court of competent jurisdiction to be illegal, unenforceable or void, any such award or provision may be modified or amended to render it enforceable to the maximum extent permissible under applicable law, and the remaining and enforceable parts of such award and/or provisions of this Agreement shall continue in full force and effect. The parties agree to abide by the confidentiality rules and provisions of the International Dispute Resolution Procedures, and, for the avoidance of doubt, the existence and content of the arbitral proceedings and any rulings or award shall be kept confidential except (i) to the extent that disclosure may be required of a party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, or (ii) with the written consent of both parties.

(c)    Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(d)    Remedies. The parties to this Agreement acknowledge and agree that remedies at law may be inadequate to protect against breach of this Agreement, and therefore agree in advance to the granting of injunctive or equitable relief in the Company’s and/or the Purchaser’s favor in the event of continuing or threatened breach of this Agreement, without proof of actual damages or obligation to post bond.

(e)    Severability. In the event that any portion of this Agreement is held by a court of competent jurisdiction to conflict with any law or becomes or is otherwise held to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and be construed as if such portion had not been included in this Agreement.

(f)    No Assignment. Because the nature of the Agreement is specific to the actions of the Equityholder, the Equityholder may not assign this Agreement. The Purchaser may assign this agreement without the consent of the Equityholder. This Agreement shall inure to the benefit of the Purchaser and its successors and assigns.

(g)    Entire Agreement. This Agreement, which incorporates the recitals herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and understandings, written or oral, express or implied, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, the obligations under this Agreement are in addition to, and do not replace, any applicable non-compete, non-solicit, intellectual property and confidential information obligations of the Equityholder under any law or agreement, including the Amended Employment Agreement and the Invention and Technology Agreements; provided, however, that in the event of any conflict or contradiction between the terms of the Employment Agreement and the Invention and Technology Agreements on one hand, and the terms of this Agreement on the other hand, the terms of this Agreement shall prevail.

(h)    Waiver of Breach. No delay or omission by the Purchaser in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(j)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(k)    Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(l)    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(m)    Other Obligations. The Equityholder expressly consents to be bound by the provisions of this Agreement for the benefit of the Purchaser and any subsidiary, affiliate, successor, or assign thereof without the necessity of the separate execution of this Agreement in favor of any such subsidiary, affiliate, successor, or assign.

(n)    Independent Review and Advice. The Equityholder represents and warrants that the Equityholder (i) has carefully read this Agreement, (ii) is able to read and understand English and the provisions of this Agreement, (iii) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, (iv) has been advised to, and has had the opportunity to, consult with the Equityholder’s personal attorney prior to entering into this Agreement, and (v) is entering into this Agreement of the Equityholder’s own free will. The Equityholder expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER

INTEL CORPORATION

By:	/s/ Brian Krzanich
Brian Krzanich
Chief Executive Officer

EQUITYHOLDER

/s/ Amnon Shashua
Amnon Shashua

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

Schedule 1

Company Equity Interest

As of the date hereof, the Equityholder holds 7,916,895 ordinary shares of the Company, representing 3.6% of the outstanding capital shares of the Company (on an as converted basis), and options covering an additional 12,325,000 ordinary shares of the Company, representing when added together with the shares, 8% of the Company on a fully diluted, as converted basis.